                             CHIMNEY HILL APARTMENTS
                                   LAND VALUE
                            2000-2855 WINDY HILL ROAD
                                MARIETTA, GEORGIA


                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF JUNE 23, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]
                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: CHIMNEY HILL APARTMENT LAND VALUE
    2000-2855 WINDY HILL ROAD
    MARIETTA, COBB COUNTY, GEORGIA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of 26.301 acres of land, currently improved with a vacant apartment complex. It is our understanding that the property is contaminated with mold and scheduled to be razed. This appraisal assumes the land is vacant and available for development.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective June 23, 2003 is:

                                  ($2,900,000 )

It is assumed the property's improvements have been razed and the land is vacant and available.

                              Respectfully submitted,
                              AMERICAN APPRAISAL ASSOCIATES, INC.

                              /s/ Frank Fehribach
July 18, 2003                 Frank Fehribach, MAI
#053272                       Managing Principal, Real Estate Group
                              State of Georgia Certified General Real Property
                              Appraiser #218487

Investigation and Report By:
Phillip McGinnis

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary.....................................................         4
Introduction..........................................................         8
Area Analysis.........................................................        10
Market Analysis.......................................................        13
Site Analysis.........................................................        14
Improvement Analysis..................................................        14
Highest and Best Use..................................................        14

                                   VALUATION

Valuation Procedure...................................................        15
Sales Comparison Approach.............................................        17
Reconciliation and Conclusion.........................................        20

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

                                 EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION


PROPERTY NAME:                Chimney Hill Apartments - Land Only
LOCATION:                     2000-2855 Windy Hill Road
                              Marietta, Georgia

PURPOSE OF ASSIGNMENT:        Court Settlement
PREMISE OF VALUE:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:           Fee simple estate

DATE OF VALUE:                June 23, 2003
DATE OF REPORT:               July 18, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
     Size:                    26.301 acres, or 1,145,672 square feet
     Assessor Parcel No.:     17-0874-0-002-2
     Floodplain:              Community Panel No. 13005200075 F, (August 18,
                              1992)
                              Flood Zone X, an area outside the floodplain.
     Zoning:                  RM-12 (Multi-family Residential District)

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

               [PICTURE]                               [PICTURE]

VIEW OF SUBJECT ACROSS WINDY HILL ROAD            EXTERIOR LAND VIEW

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

                                    AREA MAP

                                     [MAP]

                                NEIGHBORHOOD MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

HIGHEST AND BEST USE:
  As Vacant:                  Multifamily development to the highest density
                              possible, subject to feasibility
  As Improved:                N/A

METHOD OF VALUATION:          In this instance, the Sales Comparison Approach to
                              value was utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

PART TWO - ECONOMIC INDICATORS

SALES COMPARISON APPROACH

PRICE PER ACRE:
       Range of Sales $/Acre (Unadjusted)         $98,560 to $140,271
       Range of Sales $/Acre (Adjusted)           $84,268 to $119,932
VALUE INDICATION - PRICE PER ACRE                 $2,900,000  $110,000 / ACRE

It is assumed the property's improvements have been razed and the land is vacant and available.

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 8
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 2000-2855 Windy Hill Road, Marietta, Cobb County, Georgia. Cobb County Tax Assessor identifies it as 17-0874-0-002-2.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Phillip McGinnis on June 23, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Both, Frank Fehribach, MAI and Phillip McGinnis have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched land sales of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison Approach to value. From this approach to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of June 23, 2003. The date of the report is July 18, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a request minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales Comparison Approach). A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 4th ed. (Chicago: Appraisal Institute, 2002), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

         to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
       MARKETING PERIOD:      6 to 12 months
       EXPOSURE PERIOD:       6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Capital Properties IV as indicated by Warranty Deed filed September 23, 1991 in Deed Book 6279 Page 8. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 10
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in unincorporated Marietta, Cobb County, Georgia. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being commercial in nature. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Powers Ferry Road
West   - Atlanta Road
South  - I-285
North  - Delk Road

MAJOR EMPLOYERS

Major employers in the subject's area include Lockheed-Martin, Dobbins Air Reserve Base, IBM, Cobb County Government and the City of Marietta. The overall economic outlook for the area is considered favorable.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

                           NEIGHBORHOOD DEMOGRAPHICS

                                                          AREA
                                 ----------------------------------------------------
          CATEGORY               1-MILE RADIUS        3-MILE RADIUS     5-MILE RADIUS
          --------               -------------        -------------     -------------
POPULATION TRENDS
1990 Census                          12,725               66,251           165,066
2000 Census                          16,751               77,249           194,896
2003 Estimate                        17,978               81,435           205,144
2008 Projection                      19,977               88,246           222,013
Growth 1990 - 2000                    31.64%               16.60%            18.07%
Growth 2000 - 2008                    19.26%               14.24%            13.91%
HOUSEHOLDS
1990 Census                           6,373               31,475            72,321
2000 Census                           7,653               34,507            82,432
2003 Estimate                         8,147               36,132            86,459
2008 Projection                       8,957               38,778            93,133
Growth 1990 - 2000                    20.08%                9.63%            13.98%
Growth 2000 - 2008                    17.04%               12.38%            12.98%
INCOME TRENDS
2000 Median Household Income        $46,163              $47,419           $50,621
Per Capita Income                   $24,323              $28,117           $32,060
Average Household Income            $52,669              $62,306           $74,888
Source: Claritas

The subject neighborhood's population is expected to show an approximate 15% increase in the next five years. The immediate market offers inferior income levels as compared to the broader market.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                               AREA
                      --------------------------------------------------------
    CATEGORY          1-MILE RADIUS        3-MILE RADIUS        5-MILE RADIUS
    --------          -------------        -------------        -------------
HOUSING TRENDS
Owner Occupied        2,102(27.47%)       11,861 (34.37%)      28,770 (47.03%)
Renter Occupied       5,551(72.53%)       22,646 (65.63%)      43,662 (52.97%)
Source: Claritas

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Commercial/Industrial
South - Commercial (Restaurant)
East  - Commercial (Hotel/Office)
West  - Commercial (Hotel/Gas Station)

CONCLUSIONS

The subject is well located just southeast of the city of Marietta, and north of the city of Atlanta. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 13
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

                                 MARKET ANALYSIS

The subject property is located in an unincorporated area near Marietta in Cobb County. The overall pace of development in the subject's market is more or less stable. New construction in the immediate area is limited. Development is categorized as highway commercial due to the close proximity of the interchange with Windy Hill Road and Interstate 75. None of the apartment complexes in the area appear to be newer than 15 years old. There appears to have been no recent multiple-family residential construction in the subject neighborhood.

There is little vacant land available for development in the immediate area. The surrounding neighborhood is primarily commercial in nature with adjoining land uses being a convenience/gas station and hotel to the west, industrial to the north, office and hotel to the east and restaurants located across Windy Hill Road to the south. Developments range in age from 5 to 30 years old, with most being in fair to good condition. The primary east/west corridor is Windy Hill Road with four westbound lanes, three eastbound lanes and a center turn lane in front of the subject's entrance. On the west side of I-75, the road narrows to a four lane road with a center turn lane. Leland Drive is a two lane dead-end road on the north side of Windy Hill Road. The intersection of Windy Hill Road and Leland Drive is controlled by a traffic light. Dense development along Windy Hill Road and close proximity to the I-75 interchange combine to form heavy traffic volumes during rush hour.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 14
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

                              PROPERTY DESCRIPTION

SITE ANALYSIS
Site Area                  26.301 acres, or 1,145,672 square feet
Shape                      Irregular
Topography                 Rolling
Utilities                  All necessary utilities are available to the site
Soil Conditions            Stable
Easements Affecting Site   None other than typical utility easements
Overall Site Appeal        Fair
Flood Zone:
  Community Panel          1300520075 F, dated August 18, 1992
  Flood Zone               Zone X
Zoning                     RM-12, multi-family residential district

REAL ESTATE TAXES

                                ASSESSED VALUE - 2003
                     --------------------------------------------      TAX RATE /      PROPERTY
 PARCEL NUMBER          LAND           BUILDING          TOTAL          MILL RATE        TAXES
 -------------          ----           --------          -----          ---------        -----
17-0874-0-002-2      $4,529,720      $13,993,150      $18,522,870      0.02987         $221,311

IMPROVEMENT ANALYSIS

For the purposes of this valuation the site is assumed to be vacant and available for development. Therefore, the improvements have not been considered.

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is for multifamily development to the highest density possible. The highest and best use as improved is for an apartment complex, subject to a feasibility analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 15
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

                              THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 16
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed only the Sales Comparison Approach to value. As a vacant parcel of land, the Cost Approach is not applicable and with no income producing property, the income approach is not applicable. Therefore, the Sales Comparison Approach is considered the only reliable approach as investors are buying similar vacant land parcels in the market.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 17
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The standard unit of comparison for vacant land is the sales price per acre or price per square foot for smaller parcels. In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market. Following the summary of sales is an adjustment grid that is used to arrive at a value.

                               LAND SALES SUMMARY

SALE NUMBER                                         SALE
  AAA ID               LOCATION                     DATE           PRICE           LAND AREA           UNIT PRICE
  ------               --------                     ----           -----           ---------           ----------
   L-1           N. COBB PKWY.                   01-NOV-00      $2,600,000           26.38 ACRES     $ 98,560 /ACRE
                 COBB COUNTY                                                    1,149,113  SQ.FT.    $ 2.26   /SQ.FT.
                 KENNESAW                GA

   L-2           1599 N. COBB PKWY.              01-FEB-01      $2,381,472           19.85 ACRES     $119,973 /ACRE
                 COBB COUNTY                                                      864,666  SQ.FT.    $ 2.75   /SQ.FT.
                 KENNESAW                GA

   L-3           7671 COVINGTON HWY.             01-JUN-01      $2,170,000           15.47 ACRES     $140,271 /ACRE
                 DEKALB COUNTY                                                    673,873  SQ.FT.    $ 3.22   /SQ.FT.
                 LITHONIA                GA

SUBJECT          2855 WINDY HILL ROAD                                                26.30 ACRES
                 COBB COUNTY                                                    1,145,672  SQ.FT.
                 MARIETTA                GA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 18
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

                             VACANT LAND SALES MAP

                                     [MAP]

LAND SALES ANALYSIS

The land sales indicate a sales price range from $98,560 to $140,271 per acre. Adjustments have been made to the sales to reflect differences in overall location, access, visibility, topography, shape, size, zoning and availability of utilities. Generally speaking, larger properties typically have a lower price per acre when compared to smaller properties, all else being equal. After appropriate adjustments are made, the land sales demonstrate an adjusted range from for the subject between $84,268 to $119,932 per acre with a mean or average adjusted price of $102,259 per acre. Based on the preceding analysis, we have concluded to a value of $110,000 per acre, which results in an "as is" value of $2,900,000 (rounded).

            Sales Comparison Conclusion                   $2,900,000

It is assumed the property's improvements have been razed and the land is vacant and available.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 19
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA



             LAND SALES ADJUSTMENT GRID
 CLIENT:     AIMCO                               CONTRACT #:    053272
 PROPERTY:   CHIMNEY HILLS APARTMENTS (CLOSED)   APP. DATE:        23-JUN-03



                                                         COMPARABLE SALES
--------------------------------------------------------------------------------------------------------------------------------
         COMPARABLE NUMBER                       SUBJECT            L-1                   L-2                       L-3
LOCATION                                  2855 Windy Hill Road   N. Cobb Pkwy.       1599 N. Cobb Pkwy.       7671 Covington Hwy.
                                              Cobb County        Cobb County           Cobb County              DeKalb County
                                               Marietta           Kennesaw               Kennesaw                  Lithonia
                                                 GA                  GA                     GA                       GA
SALE PRICE                                        -             $2,600,000           $2,381,472               $   2,170,000
LAND AREA IN  ACRES                            26.30                 26.38                19.85                       15.47
SALE PRICE/ACRE                                   -             $   98,560           $  119,973               $     140,271
PROPERTY RIGHTS CONVEYED                                        $   98,560 N/A       $  119,973    N/A        $     140,271 N/A
 Adjusted Price per Acre/Adjustment
FINANCING TERMS
 Adjusted Price per Acre/Adjustment                             $   98,560 N/A       $  119,973    N/A        $     140,271 N/A
CONDITIONS OF SALE
 Adjusted Price per Acre/Adjustment                             $   98,560 N/A       $  119,973    N/A        $     140,271 N/A
MARKET CONDITIONS                                                   Nov-00              Feb-01                      Jun-01
 Adjustment                                                         -10.0%              -10.0%                     -10.0%
                                                                ---------            --------                 ----------
 Adjusted Price per Acre                                        $   88,704           $  107,976               $     126,244
LOCATIONAL & PHYSICAL CHARACTERISTICS

OVERALL LOCATION                                  Good          Comparable  0%        Comparable   0%             Inferior  5%
ACCESS                                            Good           Superior  -5%         Superior   -5%             Superior -5%
TOPOGRAPHY                                      Rolling         Comparable  0%        Comparable   0%            Comparable 0%
SHAPE                                          Irregular        Comparable  0%        Comparable   0%            Comparable 0%
SIZE (ACRES)                                     26.30          Comparable  0%        Comparable   0%             Superior -5%
ZONING                                           RM-12          Comparable  0%        Comparable   0%            Comparable 0%
UTILITIES                                         All           Comparable  0%        Comparable   0%            Comparable 0%

ADJ. SALES PRICE PER ACRE                                       $   84,268           $   102,577              $     119,932

Range of Adjusted Sale Price                       $    84,268 to $ 119,932
CONCLUDED VALUE PER ACRE                           $   110,000
CONCLUDED VALUE           Rounded                  $ 2,900,000

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 20
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the 26.301 acres of land, located at 2000-2855 Windy Hill, Marietta, Cobb County, Georgia.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                      Not Utilized
Sales Comparison Approach            $2,900,000
Income Approach                    Not Utilized
Reconciled Value                     $2,900,000

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of June 23, 2003 the market value of the fee simple estate in the property is:

                                   $2,900,000

It is assumed the property's improvements have been razed and the land is vacant and available.

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

                               SUBJECT PHOTOGRAPHS

               [PICTURE]                               [PICTURE]
VIEW OF SUBJECT ACROSS WINDY HILL ROAD             EXTERIOR LAND VIEW

            [PICTURE]                                  [PICTURE]
EXTERIOR VIEW OF REAR ENTRANCE            EXTERIOR VIEW OF CONDEMNED BUILDING

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

                                    EXHIBIT B
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Phillip McGinnis provided significant real property assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.
                                                 -s- FRANK FEHRIBACH
                                                ----------------------------
                                                    FRANK FEHRIBACH, MAI
                                                     MANAGING PRINCIPAL
                                             STATE OF GEORGIA CERTIFIED GENERAL
                                             REAL PROPERTY APPRAISER #218487

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

                             FRANK A. FEHRIBACH, MAI
                      MANAGING PRINCIPAL, REAL ESTATE GROUP

   POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

   EXPERIENCE
     Valuation       Mr. Fehribach has experience in valuations for resort
                     hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                     Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

     Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

   EDUCATION         University of Texas - Arlington
                       Master of Science - Real Estate
                     University of Dallas
                       Master of Business Administration - Industrial Management Bachelor of Arts - Economics

   STATE             State of Arizona
   CERTIFICATIONS      Certified General Real Estate Appraiser, #30828
                     State of Arkansas
                       State Certified General Appraiser, #CG1387N
                     State of Colorado
                       Certified General Appraiser, #CG40000445
                     State of Georgia
                       Certified General Real Property Appraiser, #218487
                     State of Michigan
                       Certified General Appraiser, #1201008081
                     State of Texas
                       Real Estate Salesman License, #407158 (Inactive)
                     State of Texas
                       State Certified General Real Estate Appraiser,
                       #TX-1323954-G


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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

   PROFESSIONAL      Appraisal Institute, MAI Designated Member
   AFFILIATIONS      Candidate Member of the CCIM Institute pursuing Certified
                     Commercial Investment Member (CCIM) designation

    PUBLICATIONS     "An Analysis of the Determinants of Industrial Property
                                 -authored with Dr. Ronald C. Rutherford and Dr.
                     Mark Eakin, The Journal of Real Estate Research, Vol. 8,
                     No. 3, Summer 1993, p. 365.

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AMERICAN APPRAISAL ASSOCIATES, INC.
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
CHIMNEY HILL APARTMENTS LAND VALUE, MARIETTA, GEORGIA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.